Exhibit K

1701 N Towanda Avenue Bloomington, IL 61702-2040 tel (309)821-3000 www.countryfinancial.com

July 22, 2008

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen,

With reference to the Registration Statement on Form N-6 filed by COUNTRY Investors Life Assurance Company (“Company”) and its COUNTRY Investors Variable Life Account with the Securities and Exchange Commission covering certain variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1)	The Company is duly organized and validly existing under the laws of the State of Illinois.

(2)	The variable universal life policies, when issued as contemplated by the said Form N-6 Registration Statement will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-6 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Prospectus contained the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ James M. Jacobs
James M. Jacobs General Counsel, Secretary & Chief Legal Officer